SCHEDULE 14A
                                 (RULE 14A-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

      PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement         [ ]   Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2))

[ ]   Definitive Proxy Statement
[X]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                  LODGIAN, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.

(1)   Title of each class of securities to which transaction applies:
                    Common Stock, par value $.01 per share
      --------------------------------------------------------------------------
(2)   Aggregate number of securities to which transaction applies:

      --------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      --------------------------------------------------------------------------
(4)   Proposed maximum aggregate value of transaction:

      --------------------------------------------------------------------------
(5)   Total fee paid:

      --------------------------------------------------------------------------
[ ]   Fee paid previously with preliminary materials:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)   Amount Previously Paid:

      --------------------------------------------------------------------------
(2)   Form, Schedule or Registration Statement no.:

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(3)   Filing party:

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(4)   Date filed:

                          [Lodgian, Inc. Letterhead]

                                October 13, 2000

Dear Fellow Stockholder:

In order to give you the opportunity to consider important information relating to a proposal we received yesterday to sell Lodgian, we have postponed our annual shareholder meeting until Friday, October 20, 2000. The meeting will be held at 9:30 a.m., local time, at The Resource Forum, 3340 Peachtree Road, N.E., Atlanta, Georgia 30326.

Whitehall Street Real Estate Limited Partnership XIII and Whitehall Parallel Real Estate Limited Partnership XIII (collectively, "Whitehall") have made a proposal to the Lodgian board for a subsidiary of Whitehall to acquire all of the outstanding shares of the Company for a cash purchase price of $4.50 per share, subject to certain adjustments and Lodgian's right to terminate the transaction if adjustments would result in shareholders receiving less than $4.00 per share. The proposal from Whitehall is a result of the process of evaluating strategic alternatives that we announced earlier this year and resulted from extensive negotiations over the last several months. Whitehall is the most recent real estate investment fund sponsored by Goldman, Sachs & Co. The final terms of any transaction must be approved by the board and, thereafter, by our shareholders.

We have also granted Whitehall an exclusive period of 60 days to conduct confirmatory due diligence and negotiate definitive agreements for the transaction. If at the end of the due diligence period, we have not entered into definitive agreements for the transaction, Lodgian's only obligation to Whitehall will be to reimburse Whitehall the expenses it incurred in evaluating and pursuing the transaction, up to a maximum of $3,500,000. PLEASE KEEP IN MIND THAT OUR EXCLUSIVITY AGREEMENT WITH WHITEHALL PERMITS US DURING THIS 60 DAY PERIOD TO CONSIDER UNSOLICITED OFFERS FROM THIRD PARTIES (INCLUDING THE YUNG GROUP) and to provide information to third parties in response to an offer or indication of interest if we determine that the third party's offer is more favorable to the Company's stockholders than the Whitehall proposal and is likely to be consummated and the third party executes a confidentiality and standstill agreement substantially similar to that executed by Whitehall. Further details about the Whitehall proposal and the exclusivity agreement are included in our Form 8-K filing with the Securities and Exchange Commission a copy of which is enclosed with this mailing.

As we have previously communicated to you, if Lodgian receives a fair and fully-financed offer to acquire the Company, your board is committed to a sale of Lodgian. The proposal from Whitehall is consistent with this commitment and we will consider a transaction with any qualified party. HOWEVER, WE DO NOT BELIEVE THAT ELECTING MR. YUNG AND HIS NOMINEES TO YOUR BOARD WILL FACILITATE MAXIMIZATION OF SHAREHOLDER VALUE. We believe that electing the Yung group will only put Mr. Yung in a position to interfere with the process relating to the Whitehall proposal and will not help us to obtain the best possible price for Lodgian. We believe maximizing shareholder value can occur if the Yung group remains an unaffiliated third-party and, if the Yung group wishes, becomes part of a competitive sale process. Therefore, we urge you to reject Mr. Yung's hand-picked nominees!

WE BELIEVE YOUR BEST INTERESTS WILL BE SERVED BY ELECTING THE NOMINEES OF YOUR BOARD AND ALLOWING YOUR BOARD TO PURSUE THIS PROMISING TRANSACTION AND ANY OTHER POTENTIAL TRANSACTION.

WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY. PLEASE DISCARD ANY GREEN PROXY CARD SENT TO YOU BY THE YUNG GROUP OR ITS AGENTS.

If you have any questions as to how to vote your shares, please call Robert Cole at (404) 365-3800 or our proxy solicitor, D.F. King & Co., Inc., toll free at 1-800-769-6414.

Thank you for your continued support.

                                   Sincerely,

       /s/ ROBERT S. COLE                   /s/ JOSEPH C. CALABRO

           ROBERT S. COLE                       JOSEPH C. CALABRO
       CHIEF EXECUTIVE OFFICER                CHAIRMAN OF THE BOARD
                                                  OF DIRECTORS

                              ***** IMPORTANT*****

If your shares are held in your own name, please sign, date and return the enclosed WHITE proxy card today. If your shares are held in "street name", only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed WHITE proxy card to your broker or bank and contact the person responsible for your account to ensure that a WHITE proxy is voted on your behalf. DO NOT sign any green proxy card you receive from the Yung group. If you have questions or need assistance in voting your shares, please call: D.F. KING & CO., INC. 77 WATER STREET, NEW YORK, NEW YORK 10005, TOLL FREE: 1-800-769-6414.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                       Securities and Exchange Act of 1934

                              --------------------

                        Date of Report: October 13, 2000

                                  LODGIAN, INC.
                                  -------------
            (Exact name of registrant as specified in its charter)

Delaware                           001-14537                    52-2093696
----------------                   ----------------             ----------------
(State or other                    (Commission                  (IRS  Employer
jurisdiction  of                   File Number)                 Identification
incorporation)                                                  Number)

3445 Peachtree Road, N.E.,
Suite 700, Atlanta, Georgia                                     30326
-----------------------------------------                       ----------------
(Address of principal executive offices)                        (Zip Code)

      Registrant's telephone number, including area code: (404) 364-9400

ITEM 5.  OTHER EVENTS.


         On October 12, 2000, Lodgian, Inc. (the "Company") announced that it postponed its annual meeting in order to give its shareholders the opportunity to consider important information relating to the board's receipt of a sale proposal from Whitehall Street Real Estate Limited Partnership XIII, a Delaware limited partnership, and Whitehall Parallel Real Estate Limited Partnership XIII, a Delaware limited partnership (collectively, "Whitehall"). The meeting has been rescheduled for October 20, 2000 and will be held in Atlanta, Georgia at 9:30 a.m., local time, at The Resource Forum, 3340 Peachtree Road N.E.. Whitehall is the most recent real estate investment fund sponsored by Goldman, Sachs & Co. The Company's press release announcing postponement of the meeting is attached to this Form 8-K as Exhibit 99-1 and is incorporated herein by reference.

         The Lodgian Board has received a letter from Whitehall outlining the terms of the sale proposal (the "Offer Letter"). The Offer Letter is non-binding and any obligations to proceed with a transaction will be subject to, among other things, execution of mutually satisfactory definitive agreements. However, if the Company proceeds with the transaction, the terms set forth in the Offer Letter are expected to be included in the definitive agreements governing the transaction (the "Definitive Agreements").

         In conjunction with the Offer Letter, the Company has entered into an Exclusivity and Expense Reimbursement Agreement with Whitehall, dated as of October 12, 2000 (the "Exclusivity Agreement"). The Exclusivity Agreement is attached to this Form 8-K as Exhibit 10-1 and is incorporated herein by reference.

         Under the terms of the Offer Letter, Whitehall has proposed that a subsidiary of Whitehall would purchase all outstanding shares of the Company (including shares issuable upon the conversion of the Lodgian Capital Trust 7% Convertible Redeemable Equity Structured Trust Securities issued pursuant to a prospectus dated September 2, 1999 (the "CRESTS")), for a cash purchase price of $4.50 per share, subject to certain adjustments as described below (the "Total Acquisition Price").

CONDITIONS OF THE OFFER

         The Definitive Agreements will be entered into only if Whitehall is satisfied with its due diligence and if the Company files its Form 10-Q reports for the first, second and third quarters of 2000 and such reports do not contradict or make inaccurate the assumptions Whitehall has made in connection with the Offer Letter. If executed, the Definitive Agreements will be subject to certain conditions, including but not limited to, the following:

         (a) there having been no injunction prohibiting or restricting the consummation of the transaction and there having been no pending or threatened litigation by a government entity or third party that would have a material adverse effect on the Company or its assets;

         (b)   approval of the transaction by the stockholders of the Company;

         (c) receipt of any required regulatory or other material third-party approval to the transaction;

         (d) (i) holders of at least 95% of the CRESTS shall have made an irrevocable election to convert all CRESTS held by them into common stock of the Company at the conversion ratio specified in the terms of the CRESTS upon the completion of the transaction; and (ii) at least 51% of the Company's high yield bonds shall have been acquired by the Company through a tender offer made by the Company and, as part of the tender offer, consents shall be obtained from the holders so that the terms of the indentures for such bonds shall be amended to eliminate all the financial and other restrictive covenants contained in such bonds;

         (e) there being no rights of first offer, rights of first refusal or other restrictions on the transferability of any of the Company's assets that would be triggered by the transaction or any subsequent resale or transfer of the assets;

         (f) the Company shall have obtained customary lender estoppels with respect to any financing that will remain in place after the consummation of the transaction;

         (g) all obligations of the Company under all leases or contracts assumed by Whitehall shall have been performed or waived;

         (h) all franchise and management agreements to which the Company is a party will continue in full force and effect after completion of the transaction without change in their terms. This condition will be satisfied if the Company has entered into new franchise and management agreements, satisfactory to Whitehall, with respect to all assets of the Company which are not subject to management and franchise agreements satisfying this clause.

ASSUMPTIONS OF THE OFFER

         The Offer Letter states that in determining the Total Acquisition Price, Whitehall has made the following assumptions which if not verified and confirmed in the Definitive Agreements would result in a price reduction to the Total Acquisition Price:

         (a) the quarterly reports of the Company to be filed with the Securities Exchange Commission do not contradict or make inaccurate any assumptions made by Whitehall;

         (b) at December 31, 2000, the excess of (i) the outstanding balance of the debt (other than the CRESTS and high yield bonds) incurred by the Company (the "Other Debt") over (ii) the aggregate amount of unrestricted cash not included in the net working capital will not be greater than $579.8 million less any portion of the total net proceeds from the disposition of any asset of the Company sold after October 12, 2000 actually applied to repay the Other Debt; all of such Other Debt (with certain exceptions) can be assumed by Whitehall without any changes in the terms thereof; and such Other Debt will meet the other assumptions relating to the Other Debt previously discussed between Whitehall and the Company. In the event that the net debt of the Company at December 31, 2000 is less than the amount specified in this clause or in the event that the Company sells certain assets for an aggregate amount in excess of the amounts agreed by the parties, then the parties will negotiate in good faith an appropriate adjustment to the Total Acquisition Price, without duplication of any other adjustment to the Total Acquisition Price, that appropriately reflects such events; provided that in no event shall the Total Acquisition Price exceed $4.50 per share.

         (c) at December 31, 2000 the net working capital (defined as restricted cash that would otherwise be accounted for as a current asset and that is not reserved for liabilities that are long-term liabilities plus accounts receivable, net of allowances, plus inventories plus prepaid and other current assets minus the sum of (i) accounts payable, plus (ii) other accrued liabilities, plus (iii) advance deposits and other current liabilities, plus (iv) accrued interest) will be greater than or equal to negative $30.5 million (assuming accrued interest of $17 million at December 31, 2000 on all of the Company's debt, including the high yield bonds and the Other
               Debt);

         (d) the Company will not distribute any dividends on the common stock of the Company or make any cash payments to CRESTS holders prior to closing of the transaction;

         (e) during the 2000 calendar year, capital expenditures in the amount of $75,000,000 will have been expended;

         (f) the Company will not incur more than an amount agreed upon by the parties in financial advisory fees, legal fees and expenses, franchise and management agreement payments, consent solicitation fees, debt assumption and prepayment fees and other costs in connection with the transaction ("Transaction Fees");

         (g) the cost of the aggregate expenditures in connection with any property improvement program ("PIP") agreed to with the Company's franchisors shall not exceed an amount agreed upon by the parties;

         (h) with respect to the CRESTS: (i) the amount that may be paid for each CRESTS security shall not exceed the amount that the holder of such CRESTS security would receive if the CRESTS security were converted to shares of the Company's Common Stock in accordance with the conversion rate specified in the CRESTS upon the closing of the transaction; and (ii) to the extent that less than 100% of the CRESTS are converted, the Total Acquisition Price will be reduced by an amount equal to $7 million assuming that exactly 95% of the CRESTS are converted, or if more than 95% but less than 100% of the CRESTS are converted, by a pro rata portion of such $7 million amount (e.g., the Total Acquisition Price will be reduced by $3.5 million if 97.5% of the CRESTS are converted or purchased). Thus, for example, if the Total Acquisition Price is $4.50 per share of Common Stock (and there can be no assurance that this will be the case), then a holder of one CREST security with a $50 par value would receive upon conversion of such security into shares of the Company's Common Stock, the equivalent of approximately $22.62 for such CREST security, assuming four quarters of accrued and unpaid interest on such security. If the Total Acquisition Price is $4.00 per share of Common Stock (and there can be no assurance that this will be the case), then a holder of one CREST security with a $50 par value would receive upon conversion of such security into shares of the Company's Common Stock, the equivalent of approximately $20.10 for such CREST security, assuming four quarters of accrued and unpaid interest on such security;

         (i) no high yield bonds shall be purchased at a price in excess of 101% of the principal amount thereof plus accrued interest;

         (j) the Company will have net operating losses available in an amount sufficient to offset fully any tax liabilities arising out of the conversion or purchase of the CRESTS, the Company's purchase of the high yield bonds and the consummation of the transaction;

         (k) there will be no severance costs as a result of the transaction and the Company and its subsidiaries will have no pension liabilities other than those indicated in the Company's December 31, 1999 financial statements and other than ordinary course accruals since December 31, 1999 under existing plans, for which proper provisions shall have been made; and

         (l) the property referred to as Fort Pierce has been sold to a third party for total net proceeds of $2.4 million.

         If the expenditures by the Company for PIP and the Transaction Fees are less than the amounts agreed upon by the parties, then such savings may be applied to offset any other decrease in the Total Acquisition Price, so long as the Total Acquisition Price does not exceed $4.50 per share.

ASSET SALES

         In the event the Company wishes to sell any assets pursuant to the Exclusivity Agreement, the following provisions will apply in determining the Total Acquisition Price and may result in a dollar for dollar reduction in the Total Acquisition Price:

         (a) If the Company sells certain properties (the "Targeted Sale Properties") at a price agreed upon by the parties, then there will be no adjustment to the Total Acquisition Price in respect to the properties;

         (b) in the event that one or more of the Targeted Sale Properties are sold prior to closing for total net proceeds that are greater or less than the amount agreed upon by the parties, then, with respect to all Targeted Sale Properties that are sold prior to closing, the Total Acquisition Price shall be adjusted up or down based on the number of properties sold and the price at which they are sold;

         (c) in the event that any or all of the Targeted Sale Properties are not sold prior to closing, then with respect to each such unsold property, the Total Acquisition Price shall be decreased by an amount agreed upon by the parties;

         (d) in the event that other assets of the Company are sold prior to closing, the Total Acquisition Price shall be adjusted by the amount, if any, to be agreed to by the parties.

EXPENSE REIMBURSEMENT PROVISIONS

         Pursuant to the Offer Letter, the Definitive Agreements will provide that the Company will have the right to terminate the transaction if the consideration to be paid to shareholders is less than $4.00 due to the adjustments resulting from the assumptions set forth above; provided, however, that as a condition to such termination, the Company shall pay immediately upon demand all of the third party expenses incurred by Whitehall (including its advisors or representatives) in connection with evaluating and pursuing the transaction, including legal, accounting and other due diligence expenses ("Expenses"), and provided further, that in the event the Company consummates or enters into an agreement with respect to any acquisition, merger, recapitalization, liquidation, dissolution or any similar transaction involving all or any material portion of the Company, its business or assets or all or any material portion of the Company's capital stock or other equity interests, other than the transaction for more than the price last offered by Whitehall, after giving effect to all price adjustments (an "Alternate Transaction") before the date that is twelve (12) months after the date that the Company elects to terminate the transaction pursuant to this sentence, the Company shall pay to the Whitehall, not later than the earlier to occur of (i) consummation of such Alternate Transaction or (ii) two (2) business days following the execution of an agreement with respect to an Alternate Transaction, a fee in cash equal to $6,000,000 in addition to any other fees or expense reimbursements to which the Purchaser is entitled under the Definitive Agreements; provided that in no event shall the sum of such fee and the amount of fees or expenses reimbursed by the Company to Whitehall exceed $13,000,000 in the aggregate. Notwithstanding the foregoing, in the event that the Total Acquisition Price is reduced to less than $4.00 per share (determined as provided above) as a result of the adjustments made to the Total Acquisition Price because of the failure of the assumptions described in clauses (h) and/or (i) under the heading Assumptions of the Offer above to be satisfied, together with any other adjustments to the Total Acquisition Price contemplated by the Definitive Agreements and the Offer Letter, then Whitehall shall have the right to terminate the transaction, and in the event Whitehall so elects to terminate the transaction, the Company shall be obligated to reimburse all of Whitehall's Expenses up to a maximum of $3,500,000 but shall not be obligated to pay the fee contemplated by the previous sentence.

         In addition, the Offer Letter provides that the Definitive Agreements will include a no-shop clause and third party expense reimbursement provisions in the event the conditions to Whitehall's obligations to close (including without limitation (i) at least 95% of the CRESTS having converted into common stock and (ii) at least 51% of the Company's high yield bonds having been acquired by the Company) are not satisfied or the transaction otherwise does not close (except for a failure to close caused solely by a default by the Purchaser and as otherwise provided in the Offer Letter), it being understood and agreed that the Company shall not be obligated to reimburse Whitehall for any fees or expenses incurred in connection with the transaction in excess of $13,000,000. In addition, in the event that the Company consummates, or signs an agreement with respect to, an Alternate Transaction within one year of the termination of the Definitive Agreement, the Company will immediately pay to the Purchaser, not later than the earlier to occur of (i) consummation of such Alternate Transaction or (ii) two business days following the execution of an agreement with respect to an Alternate Transaction, a termination fee in an amount equal to $6,000,000; provided that in no event shall the sum of such termination fee and the amount of fees or expenses reimbursed by the Company to Whitehall exceed $13,000,000 in the aggregate.

ITEM 7.  EXHIBITS.

         EX.-10-1 Exclusivity and Expense Reimbursement Agreement by and between Lodgian, Inc, Whitehall Street Real Estate Limited Partnership XIII, a Delaware limited partnership, and Whitehall Parallel Real Estate Limited Partnership XIII, a Delaware limited partnership dated October 12, 2000.

         EX. 99-1             Press Release dated October 12, 2000.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   LODGIAN, INC.

                                   By     /s/ Robert S. Cole
                                          -------------------------------------
                                   Name:  Robert S. Cole
                                   Title: President and Chief Executive Officer

Date: October 13, 2000

                                  EXHIBIT INDEX

-------------------------------------------------------------------------------
       Exhibit Number                                  Description
-------------------------------------------------------------------------------
            10-1                               Exclusivity and Expense
                                               Reimbursement Agreement by and
                                               between Lodgian, Inc, Whitehall
                                               Street Real Estate Limited
                                               Partnership XIII, a Delaware
                                               limited partnership, and
                                               Whitehall Parallel Real Estate
                                               Limited Partnership XIII, a
                                               Delaware limited partnership
                                               dated October 12, 2000.
-------------------------------------------------------------------------------
            99-1                               Press Release July 24, 2000.
-------------------------------------------------------------------------------

EXHIBIT 10-1

                             EXCLUSIVITY AND EXPENSE
                             REIMBURSEMENT AGREEMENT

          This Exclusivity and Expense Reimbursement Agreement, dated as of October 11, 2000 (this "Agreement"), is made by and between Lodgian, Inc. (the "Company"), Whitehall Street Real Estate Limited Partnership XIII ("Whitehall Street XIII"), a Delaware limited partnership, and Whitehall Parallel Real Estate Limited Partnership XIII ("Whitehall Parallel XIII" and together with Whitehall Street XIII, "Parent"), a Delaware limited partnership.


                              W I T N E S S E T H :

          WHEREAS, Company and Parent desire to consider further the possibility of entering into a Transaction pursuant to which a subsidiary of Parent (the "Purchaser") will merge with and acquire the Company in a forward merger as described in that certain letter dated October 11, 2000 from Whitehall Street XIII and Whitehall Parallel XIII to the Company (the "Letter");

          WHEREAS, as a condition to pursuing the Transaction and commencing a due diligence investigation of the Company, Parent has requested that the Company enter into this Agreement, and the Company is willing to do so; and

          WHEREAS, capitalized terms used herein but not otherwise defined shall have the meaning ascribed thereto in the Letter.

          NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

          1. Exclusivity.

               (a) Except as provided in Section 1(b) below, from and after the date of this letter until the Termination Date (as such term is defined in the Letter), the Company, its subsidiaries and affiliates and their respective directors, officers, advisors, representatives and other agents shall not directly or indirectly (i) solicit, initiate, encourage, facilitate the submission of or entertain any proposals or offers relating to, (ii) provide any information to any third party in response to any submissions, proposals or offers relating to, (iii) engage in any negotiations or discussions with any person or entity relating to, or (iv) otherwise cooperate in any way with any person in connection with (such actions being individually and collectively referred to herein as "Marketing") any acquisition, merger, recapitalization, liquidation, dissolution or any similar transaction involving all or any material portion of the Company, its business or assets or all or any material portion of the Company's capital stock or other equity interests, other than the Transaction. The Company shall promptly notify the Parent of any such proposals or offers made on or prior to the Termination Date. From and after the date of this letter until the Termination Date, the Company, its subsidiaries and affiliates and their respective directors, officers, advisors, representatives and other agents shall not directly or indirectly take any other action (or fail to take any required action) or permit any person on its behalf to take any other action (or fail to take any required action) that could be inconsistent with, delay or adversely affect the consummation of the Transaction. Nothing contained in this paragraph, however, shall prevent the Company's Board of Directors, if they determine in good faith that their fiduciary duty so requires, from (i) considering a Superior Offer (as defined below) which had not been directly or indirectly solicited, initiated or encouraged by the Company, its subsidiaries or affiliates, or their respective directors, officers, advisors, representatives and other agents on or after the date of this Agreement, provided that the Company shall promptly notify the Parent (and continuously update such notification upon Parent's request) of the receipt of any such offer, of the status of the Company's Board of Directors' consideration thereof and of any actions taken in connection therewith and provided, further, that the Purchaser does not make, within five days of receipt of the Company's written notification of the intention of the Board of Directors to consider such a Superior Offer, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as the Superior Offer or (ii) providing information to a third party in response to a Superior Offer or an indication of interest from a third party (but not taking any other action proscribed by this Section
1), provided that (a) the Company's Board of Directors determines that such third party is capable of providing a Superior Offer following receipt of such information, (b) such third party executes a confidentiality agreement in favor of the Company containing substantially the same terms, including the "standstill" provi-sions, as the confidentiality agreement previously executed by Parent or its affiliates in favor of the Company and (c) the Company shall promptly notify the Parent of the request to receive such information and of any action taken in connection with such request including confirmation that the confidentiality agreement has been executed by such third party pursuant to clause (b) of this sentence. For purposes of this Agreement, the term "Superior Offer" shall mean an offer (i) to purchase the Company or its business or assets or all or substantially all of the Company's capital stock or other equity that the Board of Directors of the Company determines in good faith to be more favorable to the Company and its stockholders than that provided in the Transaction proposed in the Letter and (ii) that the Company's Board of Directors determines is likely to result in a transaction that will actually be consummated.

               (b) Notwithstanding the provisions of clause (a) of this Section 1, (i) the Company may engage, at any time during the period in which the restrictions contained in clause (a) of this Section 1 apply, in Marketing with respect to the assets listed on Schedule A to this Agreement (the "Category One Assets") and with respect to the hotel known as the Westin William Penn listed on Schedule B to this Agreement (the "William Penn") and (ii) the Company may continue, at any time during the period beginning on November 1, 2000, Marketing with respect to the assets listed on Schedule B to this Agreement (the "Category Two Assets") other than the William Penn (it being understood that the William Penn shall be a Category Two Asset); provided, however, that in no event may the Company sell or otherwise dispose of, or enter into a letter of intent, definitive sale contract or similar agreement with respect to (collectively "Sell") assets having a proposed sale price in excess of $75,000,000 (provided that in the event the Company Sells the William Penn, the Company may not Sell assets having a proposed sale price in excess of the sum of $75,000,000 and the proposed sale price for the William Penn). The Company agrees that, except as provided in the preceding sentence, the Company, its subsidiaries and affiliates and their respective directors, officers, advisors, representatives and other agents shall not directly or indirectly engage in any Marketing with respect to any of its assets and that, except as provided in the preceding sentence or in clause (a) of this Section 1, during the period beginning on the date hereof and ending on November 1, 2000, the Company, its subsidiaries and affiliates and their respective directors, officers, advisors, representatives and other agents shall not directly or indirectly engage in Marketing with respect to any of the assets of the Company. The Company shall promptly notify the Parent of any such proposals or offers made on or prior to the Termination Date.

          In the event that the Company desires to Sell any of the Category Two Assets (a "Subject Asset"), the Company will, prior to any such transaction or the entry into any such agreement, deliver to the Parent a written notice (a "Notice of Sale"), which Notice of Sale shall state the Company's price and such other terms on which the Company proposes to dispose of the Subject Asset to a third party (a "Third Party Offeror") pursuant to an offer received by the Company from such Third Party Offeror (collectively, the "Offer Terms"). Each Notice of Sale shall constitute an irrevocable offer by the Company to sell to the Parent (or its designated affiliate) the Subject Asset on the Offer Terms. No Offer Terms in respect of a Subject Asset may include any form of consideration other than cash (which may be paid at closing, in installments or after any period of time (as set forth in the Offer Terms). The Parent may elect, within ten (10) Business Days following the date the Notice of Sale is received by the Parent, to purchase (or cause an affiliate designated by the Parent to purchase) the Subject Asset on the Offer Terms by delivering to the Company notice of such election (a "Notice of Purchase") (and such Notice of Purchase shall constitute an irrevocable agreement by the Parent to purchase (or to cause an affiliate designated by the Parent to purchase) the Subject Asset on the Offer Terms). If the Parent elects to purchase the Subject Asset pursuant to the preceding sentence, the Parent shall purchase, and the Seller shall sell, the Subject Asset to the Parent on the Offer Terms within thirty
(30) days of the delivery by the Parent of the Notice of Purchase. If the Parent does not elect to purchase the Subject Asset, the Company may elect to sell the Subject Asset to the Third Party Offeror on the Offer Terms.

          2. Expense Reimbursement; Fees. The parties hereto agree that if the Company and the Purchaser shall not have executed the Definitive Agreements for any reason whatsoever by the Termination Date, the Company shall pay immediately upon demand all of the third party expenses incurred by Parent (including its advisors or representatives) in connection with evaluating and pursuing the Transaction (up to a maximum of $3,500,000), such expenses to be conclusively established by Parent's submission of a statement describing such expenses and the amount thereof. For the avoidance of doubt, the reimbursable out-of-pocket costs will include only third party expenses (including fees and expenses owing to or incurred by legal and financial advisors to the Parent) and Parent's or Purchaser's out-of-pocket expenses but will not include charges for the time spent by principals of the Purchaser or Parent.

          3. Indemnification. The Company will indemnify and hold the Parent and the Purchaser (and their directors, officers, employees, agents and direct or indirect shareholders, members or partners) harmless against any shareholder lawsuits and other litigation and any claims, losses, damages, actions, proceedings or expenses arising or resulting either directly or indirectly from the Transaction, the Letter or this Agreement.

          4. Access; Brokers. Upon reasonable advance notice to the Company, the Company shall allow the Parent and its representatives full and complete access to the Assets and the books, records and documents of the Company during normal business hours or such other hours as the Company and the Parent shall agree and subject to the reasonable rules of the Company, and the Company shall make available (subject to the same conditions) the officers, employees, attorneys, independent accountants and other agents of the Company to discuss the business, condition (financial or otherwise) or prospects of the Assets. The Parent agrees that the Confidentiality Agreement will apply to all information received pursuant to this section.

          The Company represents and warrants to Parent that other than the engagement by the Company of Morgan Stanley & Co. Incorporated, the fees, costs and expenses of which will be borne by the Company (i) there shall be no brokers' or finders' fees due in connection with the Transaction for which the Company may be liable, (ii) no broker or finder has been engaged by the Company or on the Company's behalf in connection with the Transaction and (iii) the Company shall not authorize any person to act in a manner so as to give rise to any valid claim for any brokers' or finders' fee or similar compensation, except with respect to the Marketing of the Category One Assets and Category Two Assets.

          5. Publicity. This Agreement and the Letter are intended to be confidential and neither their existence nor the Purchaser's or Parent's involvement in pursuing the Transaction shall be publicly disclosed by the Company unless required by law or the rules or regulations of a national securities exchange or the National Association of Securities Dealers, Inc. In the event the Company determines that any public announcement of this Agreement or the Letter is so required, any public announcement shall be subject to the review and reasonable approval of the Parent prior to its release which shall not be unreasonably withheld or delayed.

          6. Legal Effect. This Agreement shall be governed by the laws of the State of New York without regard to the conflicts of laws principles thereof. This Agreement shall remain in full force and effect and shall survive the termination or withdrawal of the Letter; provided, however, that the Company's obligations under Section 1 of this Agreement shall terminate in the event the Letter is withdrawn by Parent or the Purchaser.

          IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Agreement on the date first above written.


                                        LODGIAN, INC.


                                        By:  _______________________________
                                             Name:
                                             Title:



                                        WHITEHALL STREET REAL ESTATE
                                        LIMITED PARTNERSHIP XIII

                                        By:  WH Advisors, L.L.C. XIII,
                                             its general partner


                                             By:  _________________________
                                                  Name:
                                                  Title:



                                        WHITEHALL PARALLEL REAL ESTATE
                                        LIMITED PARTNERSHIP XIII

                                        By:  WH Parallel Advisors, L.L.C. XIII,
                                             its general partner


                                             By:  _________________________
                                                  Name:
                                                  Title:

EXHIBIT 99-1

                              [LODGIAN LETTERHEAD]


         LODGIAN RECEIVES SALE PROPOSAL; POSTPONES ANNUAL SHAREHOLDER
                                     MEETING

                       Thursday, October 12, 2000 03:30 AM

         ATLANTA, Oct. 12 Lodgian, Inc. (NYSE: LOD) announced today that it has postponed its annual shareholder meeting, scheduled for today, until Friday, October 20, 2000, in order to give shareholders the opportunity to consider important information relating to the board's receipt of a sale proposal.

         Whitehall Street Real Estate Limited Partnership XIII and Whitehall Parallel Real Estate Limited Partnership XIII ("Whitehall") have made a proposal to the Lodgian board to acquire all of the outstanding shares of the Company for a cash purchase price of $4.50 per share, subject to certain adjustments and Lodgian's right to terminate the transaction if the consideration to be paid to shareholders is less than $4.00 per share. Whitehall is the most recent real estate investment fund sponsored by Goldman, Sachs & Co. The final terms of the transaction must be approved by the Company's board of directors and would be submitted to a shareholder vote.

         Lodgian also announced that it has granted Whitehall an exclusive period of 60 days to conduct confirmatory due diligence and negotiate definitive agreements for the transaction. If at the end of the due diligence period, the Company and Whitehall have not entered into definitive agreements for the transaction, Lodgian will reimburse Whitehall the expenses it incurs in connection with evaluating and pursuing the transaction, up to a maximum of $3,500,000. Robert S. Cole, chief executive officer of Lodgian, said, "As we have previously communicated, a sale of the Company would be a strategic move that is consistent with our goal of maximizing shareholder value."

         On January 12, 2000, Lodgian announced that it had engaged Morgan Stanley Dean Witter to assist its board of directors in the exploration of strategic alternatives for the purpose of maximizing shareholder value. Morgan Stanley Dean Witter will continue to advise the Company throughout the sale process.

     About Lodgian

         Lodgian, Inc. owns or manages a portfolio of 117 hotels with approximately 21,700 rooms in 32 states and Canada. The hotels are primarily full service, providing food and beverage service, as well as meeting facilities. Substantially all of Lodgian's hotels are affiliated with nationally recognized hospitality brands such as Holiday Inn, Crowne Plaza, Marriott, Sheraton, Hilton, Doubletree and Westin.

         Lodgian's common shares are listed on the New York Stock Exchange under the symbol "LOD". Lodgian is a component of both the Russell 2000(R) Index, representing small cap stocks, and the Russell 3000(R) Index, representing the broader market.

     Forward-Looking Statements

         Note: Statements in this press release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results. These risks include, among others, the termination of the letter of intent, competition within the lodging and contract service industries; the relationship between supply and demand for hotel rooms; the effects of economic conditions; issues associated with the ongoing integration of the former Servico, Inc. and Impac Hotel Group, LLC; the acquisition and renovation of existing hotels and the development of new hotels; operating risks; the cyclical nature of the lodging industry; risks associated with the dependence on franchisers of the Company's lodging properties; and the availability of capital to finance planned growth, as described in the Company's filings with the Securities and Exchange Commission.

         For more information on Lodgian toll-free via fax, dial 1-800-PRO-INFO (1-800-776-4636), follow the voice menu prompts and enter the company ticker LOD (or 563) or visit the Lodgian page on the FRB web site at www.frbinc.com Visit Lodgian at www.lodgian.com

     SOURCE Lodgian, Inc.

         CONTACT: Robert Cole, Chief Executive Officer, 404-365-3800, or rcole@lodgian.com, or Thomas Eppich, Chief Financial Officer, 404-365-4469, or teppich@lodgian.com, both of Lodgian; or Leslie Hunziker General Information, 312-640-6760, or lhunzike@frb.bsmg.com, or Georganne Palffy, analysts-investors, 312-640-6768, or gpalffy@frb.bsmg.com, both of Financial Relations Board-BSMG